Registration No. 333-_________

As filed with the Securities and Exchange Commission on June 1, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Metropolitan Bank Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

New York	13-4042724
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

99 Park Avenue

New York, New York 10016

(Address of Principal Executive Offices)

Metropolitan Commercial Bank 401(k) Plan

Metropolitan Bank Holding Corp. 2022 Equity Incentive Plan

(Full Title of the Plans)

Copies to:

Mark R. DeFazio	Gary A. Lax, Esquire
President and Chief Executive Officer	Scott A. Brown, Esquire
Metropolitan Bank Holding Corp.	D. Max Seltzer, Esquire
99 Park Avenue	Luse Gorman, PC
New York, New York 10016	5335 Wisconsin Ave., N.W., Suite 780
(212) 659-0600	Washington, DC 20015-2035
(Name, Address and Telephone	(202) 274-2000
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.	Plan Information; and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Metropolitan Commercial Bank 401(k) Plan and the Metropolitan Bank Holding Corp. 2022 Equity Incentive Plan (the “Plans”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Metropolitan Bank Holding Corp. (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)          The Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (File No. 001-38282), filed with the Commission on March 10, 2022, pursuant to Section 13(a) of the Exchange Act (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed on April 20, 2022 and the Company’s additional definitive proxy soliciting materials on Schedule 14A, filed on May 23, 2022);

(b)          The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the Commission on May 6, 2022 (Commission File No. 001-38282);

(c)          The Company’s Current Report on Form 8-K filed with the Commission on May 31, 2022 (Commission File No. 001-38282); and

(d)          The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on November 7, 2017 (File No. 001-38282) as updated by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 9, 2020, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Reference is made to Sections 721 to 725 of the New York Business Corporation Law (“NYBCL”) which provide for indemnification of directors and officers, subject to certain limitations, for liabilities and expenses in connection with actions or proceedings involving them in such capacity. Pursuant to Section 721 of the NYBCL, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the results of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Section 402(b) of the NYBCL permits a certificate of incorporation to set forth a provision limiting or eliminating the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) in certain other cases specified in Section 719 of the NYBCL.

Articles Sixth and Seven of the Certificate of Incorporation of Metropolitan Bank Holding Corp. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

SIXTH:  No director of the Corporation shall have any personal liability to the Corporation or its shareholders for damage resulting from any breach of such director’s duties as a director of the Corporation, provided that this provision shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL.

SEVENTH:  The Corporation shall indemnify any present or former officer or director of the Corporation or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys’ fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Corporation pending the final disposition of such action or proceeding.  Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, however, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication).  For purposes of this article, the Corporation shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan.  The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

Article IX of the Amended and Restated Bylaws of the Corporation set forth circumstances under which directors or officers of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

Section 1. Indemnification. Any person who at any time shall serve or shall have served as a director or officer of the Corporation, including any such director or officer who, at the request of the Corporation, shall serve or shall have served any other Corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The foregoing rights of indemnification, reimbursement and advancement shall not be exclusive of other rights to which such person may be entitled.

Section 2. Contract with the Corporation. The provisions of this Article shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in any such capacity at any time while this Article and the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 3. Liability Insurance. The Corporation shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such whether or not the Corporation would have the power to indemnify him or her against any such liability under the provisions of this Article.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Metropolitan Bank Holding Corp. 2022 Equity Incentive Plan	**

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Crowe LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

107	Filing Fee Table	Attached as Exhibit 107

*	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-220805) originally filed by the Company under the Securities Act with the Commission on October 27, 2017, and all amendments or reports filed for the purpose of updating such description.

**	Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Metropolitan Bank Holding Corp. (File No. 001-38282), filed by Metropolitan Bank Holding Corp. under the Exchange Act on April 20, 2022.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.            That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

5.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

6.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the 401(k) Plan and amendments thereto to the U.S. Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of June, 2022.

METROPOLITAN BANK HOLDING CORP.

By:	/s/ Mark R. DeFazio
Mark R. DeFazio
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Metropolitan Bank Holding Corp. (the “Company”) hereby severally constitute and appoint Mark R. DeFazio, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Mark R. DeFazio may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Metropolitan Bank Holding Corp. 2022 Equity Incentive Plan and participation interests offered or sold to the Metropolitan Commercial Bank 401(k) Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Mark R. DeFazio shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Mark R. DeFazio	President, Chief Executive Officer and Director	June 1, 2022
Mark R. DeFazio	(principal executive officer)

/s/ Gregory A. Sigrist	Executive Vice President and Chief Financial Officer	June 1, 2022
Gregory A. Sigrist	(principal financial and accounting officer)

/s/ William Reinhardt	Chairman of the Board	June 1, 2022
William Reinhardt

/s/ Dale C. Fredston	Director	June 1, 2022
Dale C. Fredston

/s/ David J. Gold	Director	June 1, 2022
David J. Gold

/s/ Harvey M. Gutman	Director	June 1, 2022
Harvey M. Gutman

/s/ Terence J. Mitchell	Director	June 1, 2022
Terence J. Mitchell

/s/ Robert C. Patent	Director	June 1, 2022
Robert C. Patent

/s/ Maria F. Ramirez	Director	June 1, 2022
Maria F. Ramirez

/s/ Anthony J. Fabiano	Director	June 1, 2022
Anthony J. Fabiano

/s/ George J. Wolf, Jr.	Director	June 1, 2022
George J. Wolf, Jr.

/s/ Chaya Pamula	Director	June 1, 2022
Chaya Pamula

/s/ Katrina Robinson	Director	June 1, 2022
Katrina Robinson

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 1, 2022.

Metropolitan Commercial Bank 401(k) Plan
By:	/s/ Mark R. DeFazio
Name: Mark R. DeFazio
Title: President and Chief Executive Officer